Exhibit 4.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            LASER VIDEO NETWORK, INC.

Laser Video Network, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), DOES HEREBY CERTIFY THAT:

         1. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu thereof the following:

                  "FIRST: The name of the Corporation is UC Television Network Corp."

         2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of such paragraph the following:

                  "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty-Two Million (52,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, par value $.001 per share, and Two Million (2,000,000) shares shall be Preferred Stock, par value $.001 per share."

         3. The amendments to the Corporation's Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the DGCL.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 30th day of July, 1996.

                                        By:  /s/  Peter Kauff
                                             ----------------
                                           Peter Kauff
                                           Chairman of the Board and
                                           Chief Executive Officer